SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 8, 2006

UFP Technologies, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-12648	04-2314970
(Commission File Number)	(I.R.S. Employer Identification No.)

172 East Main Street, Georgetown, MA	01833-2107
(Address of Principal Executive Offices)	(Zip Code)

(978) 352-2200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

UFP Technologies, Inc. (the “Company”) hereby amends and restates, as set forth below, its Report on Form 8-K filed on June 14, 2006 (the “Original Report”) solely with regard to Item 1.01 of the Original Report. Item 1.01 of the Original Report stated that on June 8, 2006 the Board of Directors of the Company, upon the recommendation of the Compensation Committee of the Board of Directors, approved the grant, effective as of July 1, 2006, of restricted stock awards to certain executive officers of the Company. This amendment to the Original Report is being filed to clarify that the awards approved on June 8, 2006 by the Board of Directors of the Company, upon the recommendation of the Compensation Committee of the Board of Directors, to be effective as of July 1, 2006, were in the form of stock unit awards, not shares of stock. Item 1.01 of the Original Report is amended and restated below in its entirety and supersedes Item 1.01 as it was stated in the Original Report. The Company does not hereby make any other changes to the Original Report.

Item 1.01 — Entry into a Material Definitive Agreement

On June 8, 2006 the Board of Directors of UFP Technologies, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board of Directors, approved the grant, effective as of July 1, 2006, of stock unit awards to certain executive officers of the Company as indicated below. The grants of stock unit awards are to be made under and pursuant to the Company’s 2003 Equity Incentive Plan. Subject to the terms of the Company’s 2003 Equity Incentive Plan and the stock unit award agreement evidencing such award, each stock unit award provides the recipient with the right to receive one share of common stock of the Company. Recipients of the stock unit awards will have no rights as stockholders of the Company, including, without limitation, the right to vote or to receive dividends, until and to the extent any applicable performance objectives have been satisfied, such stock unit awards have vested, and the issuance of the shares of common stock in respect of the stock unit awards has been appropriately evidenced.

Name and Title of Recipient of Stock Unit Awards	Number of Stock Unit Awards (Not Subject to Performance Objective) “A”	Number of Stock Unit Awards (Subject to Performance Objective) “B”	Number of Stock Unit Awards (Subject to Performance Objective) “C”
R. Jeffrey Bailly, President and Chief Executive Officer	25,000	25,000	25,000
Ronald J. Lataille, Vice President, Treasurer and Chief Financial Officer	6,000	6,000	6,000
Richard LeSavoy, Vice President of Manufacturing	6,000	6,000	6,000
Mitchell Caplan, Vice President of Sales and Marketing	6,000	6,000	6,000
Daniel J. Shaw, Jr., Vice President of Product Development	5,000	5,000	5,000

The stock unit awards listed in column “A” above are subject to a time-based vesting requirement. One-third of these awards vest on July 1, 2007, one-third of these awards vest on July 1, 2008 and one-third of these awards vest on July 1, 2009, provided that the recipient remains continuously employed by the Company through each such vesting date.

The stock unit awards listed in columns “B” and “C” above are subject to a different time-based vesting requirement and to the Company meeting certain financial performance objectives, described below. One-third of these awards vest on July 1, 2008, one-third of these awards vest on July 1, 2009 and one-third of these awards vest on July 1, 2010, provided that the recipient remains continuously employed by the Company through each such vesting date.

The stock unit awards listed in columns “B” and “C” above are also subject to the Company achieving certain financial performance objectives. The performance objectives are based on the Company’s earnings before interest and taxes (“EBIT”) for calendar year 2006 relative to an EBIT target established by the Compensation Committee. If the Company achieves the EBIT target, then all of the stock unit awards listed in column “B” above will be eligible to become vested, subject to the time-based vesting and continuous employment requirements described above. To the extent the Company achieves in excess of the EBIT target, stock unit awards listed in column “C” above (in addition to the stock unit awards listed in column “B” above) will be eligible to become vested, subject to the time-based vesting and continuous employment requirements described above, based on a straight-line interpolation of the EBIT target established by the Compensation Committee in increments of 20% of such stock unit awards, up to the maximum amount listed in column “C.”

Any unvested stock unit awards shall terminate upon the cessation of a recipient’s employment with the Company. In the event of a change in control of the Company (as defined in the stock unit award agreement evidencing the award) at any time, the stock unit awards listed in column “A” above, to the extent not already vested, shall become fully vested immediately prior to the effective date of such change in control. In the event of a change in control of the Company (as defined in the stock unit award agreement evidencing the award) on or after January 1, 2007, to the extent the EBIT target has been achieved or exceeded the applicable number of stock unit awards listed in columns “B” and “C” above, to the extent not already vested, shall become fully vested immediately prior to the effective date of such change in control.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 19, 2006	UFP TECHNOLOGIES, INC.

	By	/s/ Ronald J. Lataille
Ronald J. Lataille, Chief Financial Officer
and Vice President